Ashford Executives buy company assets on eve of proposed spin-off

UNITE HERE raises questions about timing, impact on shareholder value:
"This is why we need to a Special Meeting to restore shareholder rights at Ashford Trust."

New York, September 15. On September 10, Ashford Hospitality Trust (NYSE:AHT) reported that it had sold 40% of Ashford Investment Management (AIM) to two insiders, including AHT's chairman and CEO, in an off-market transaction for $1.1 million, according to UNITE HERE.

The insider sale comes just weeks before the public markets will value AIM as an asset of Ashford Inc., which is being spun off of AHT, one of the largest hotel REITs.

UNITE HERE is soliciting support for a special meeting of AHT shareholders to vote on improving the terms of the spin-off and to restore shareholder rights that were stripped by AHT last Spring.

The sale and its timing raise a number of questions for AHT investors:
*If insiders wished to increase their equity in AIM, why didn't they wait for the imminent spinoff of Ashford Inc. to buy shares on the public market?
*How will AHT's reduced equity stake in AIM affect the share price of post-spinoff Ashford Inc.?
*How did the parties come up with this price which suggests the valuation for AIM is $3 million?

UNITE HERE calls on Ashford to release details of its valuation, and to explain the rationale for executing this self-dealing sale ahead of the spin-off of AIM's parent company, Ashford Inc.

In February 2014, AHT stripped key shareholder rights two days before announcing its plans to spin off Ashford Inc. Subsequently it announced plans to restrict shareholder rights at the spun-off entity, including removing the rights of shareholders to call special meetings and elect directors annually. Immediately after the annual meeting of AHT - where the lead independent director received the support of only 41% of outstanding shares - the company extended the term of its external advisory agreement from five to twenty years.

"The inside sale of AIM is exactly why AHT shareholders should support a special meeting to restore shareholder rights and improve the terms of the spin-off of Ashford Inc. AHT should suspend these insider transactions until shareholders have had an opportunity to vote on the transactions," said JJ Fueser, UNITE HERE's research coordinator.

Funds managed by AIM affiliates include AIM Real Estate Hedged Equity (U.S.) Fund, LP, a Delaware limited partnership, and AIM Real Estate Hedged Equity Master Fund, L.P., a Cayman Islands exempted limited partnership, according to company filings.

UNITE HERE is soliciting support for a special meeting of shareholders to restore shareholder rights and preserve strategic alternatives at AHT. Visit http://www.unlock-ashford.org and follow @HotelCorpGov.

UNITE HERE is a member of the Council of Institutional Investors, and its members are beneficiaries of pension funds with over $60 billion in assets. UNITE HERE Local 878 represents workers at Ashford's Sheraton Anchorage, which is subject to a longstanding labor dispute.

Contact: JJ Fueser (416) 893-8570, Elliott Mallen (312) 656-5807